Exhibit 99.1

Nabi Biopharmaceuticals Announces Resignation of Thomas McLain as CEO and Appointment of Leslie Hudson as Interim CEO

Company Will Host Investor Conference Call on February 16, 2007

BOCA RATON, Fla., Feb. 15 /PRNewswire-FirstCall/ — Nabi Biopharmaceuticals (Nasdaq: NABI) announced today that Thomas H. McLain has resigned as chairman, chief executive officer and president, effective immediately. By unanimous vote, the Board has appointed Leslie Hudson, Ph.D., a director of the company since 2005, as interim chief executive officer and president, and Geoffrey F. Cox, Ph.D., a director of the company since 2000, as non-executive chairman of the board of directors.

“We would like to thank Tom for his leadership of Nabi. Since he joined the company, he has made a significant contribution and, most recently, has managed a tremendous amount of change in our business,” said Geoffrey Cox. “We are pleased that Dr. Hudson has accepted the role of interim CEO and I look forward to working with him to realize Nabi’s potential and optimize Nabi’s shareholder value. At this critical juncture for the company, we feel that Nabi is poised to take significant strides forward, focus its product development pipeline and identify and pursue the most compelling strategic opportunities for the company,” said Cox.

Leslie Hudson will serve as interim CEO for a six-month period. During that time, the board of directors will seek to identify appropriate candidates to assume the role of permanent CEO. Dr. Hudson also will lead the Nabi senior management team to further align the company’s activities and expense base with its corporate goals. Further, he will proactively continue the process being conducted by Nabi, the Company’s Strategic Action Committee and Banc of America Securities LLC to analyze all strategic alternatives to enhance shareholder value.

“I welcome the opportunity to work with the board of directors, the senior management team and all Nabi employees to achieve our collective goals,” said Leslie Hudson. “Nabi has mapped out an ambitious corporate strategy to focus on areas where we have competitive advantages and can deliver unique value to physicians and patients, to build a sustainable financial model and to enhance shareholder value. I look forward to actively and collaboratively leading the company’s efforts as we work together to deliver upon that strategy,” said Hudson.

Dr. Hudson has been a director of the company since August 2005. He is the founder of G&M Princeton Associates, a pharmaceutical commercial development practice. His extensive pharmaceutical experience includes several senior positions at Pharmacia Corporation, including group vice president and general manager of the ophthalmology franchise and, and at Glaxo, where he served as vice president of research. Most recently, Dr. Hudson was chief executive officer and president of DOV Pharmaceutical, Inc. and, prior to that post, served as Vice Provost for Strategic Initiatives at the University of Pennsylvania. Dr. Hudson received his doctorate in immunology from the Imperial College and Middlesex Hospital Medical School, University of London and is an associate of the Royal College of Science.

Dr. Cox has been a director of the company since December 2000. He has been chairman, president and chief executive officer of GTC Biotherapeutics, Inc., a biopharmaceutical company, since 2001. From 1997 to 2001, Cox was chairman of the board and chief executive officer of Aronex Pharmaceuticals, Inc., a biotechnology company. From 1984 to 1997, he was employed by Genzyme Corporation, a biotechnology company, last serving as its executive vice president, operations. He also serves on the board of the Biotechnology Industry Organization and the Massachusetts Biotechnology Council. Dr. Cox received a B.Sc (Hon) in Biochemistry from the University of Birmingham, U.K., and a Ph.D. in Biochemistry from the University of East Anglia, U.K.

Change in release date for 4Q and 2006 year end results.

Nabi previously announced that it would hold a conference call on February 28, 2007 to report its fourth quarter and full-year 2006 financial results. Because of the transition activities anticipated over the next several weeks, this call is being re-scheduled for March 12, 2007. During this call, Nabi also will provide an update regarding the company’s 2007 financial performance outlook and strategy. In addition, Nabi announced that unaudited sales of Nabi-HB(R) [Hepatitis B Immune Globulin (Human)] were in excess of $11.0 million in the fourth quarter of 2006.

Conference Call Information

Nabi also will hold a conference call on February 16, 2007 at 8:00 a.m. ET to discuss today’s announcement. The live webcast can be accessed at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=100445&eventID=1481780 or via the Nabi Biopharmaceuticals website at http://www.nabi.com. If you do not have Internet access, the U.S./Canada call-in number is 800-299-7928 conference code 97956779, and the international call-in number is 617-614-3926 conference code 97956779. An audio replay will be available for U.S./Canada callers at 888-286-8010 conference code 59257846 and for international callers at 617-801-6888 conference code 59257846.

An archived version of the webcast will be available at the same Internet address through February 23, 2007. The audio replay will also be available through February 23, 2007. The press release will be available on the company’s website at http://www.nabi.com.

About Nabi Biopharmaceuticals

Nabi Biopharmaceuticals leverages its experience and knowledge in powering the immune system to develop and market products that fight serious medical conditions. The company has two products on the market today: Nabi-HB(R) [Hepatitis B Immune Globulin (Human)], and Aloprim(TM) (allopurinol sodium) for Injection. Nabi Biopharmaceuticals is focused on developing products that address unmet medical needs and offer commercial opportunities in our core business areas: Hepatitis and transplant, Gram-positive bacterial infections and nicotine addiction. For a complete list of pipeline products, please go to: http://www.nabi.com/pipeline/index.php. The company is headquartered in Boca Raton, Florida. For additional information about Nabi Biopharmaceuticals, please visit our website at http://www.nabi.com.

Forward-Looking Statements

Statements in this press release about the company that are not strictly historical are forward-looking statements and include statements related to our plans to explore strategic alternatives and prospects. You can identify these forward-looking statements because they involve our expectations, beliefs, intentions, plans, projections, or other characterizations of future events or circumstances. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements as a result of any number of factors. These factors include, but are not limited to, risks relating to the company’s ability to advance the development of products currently in the pipeline or in clinical trials; maintain the human and financial resources to commercialize current products and bring to market products in development; obtain regulatory approval for its products in the U.S., Europe or other markets; successfully develop, manufacture and market its products; successfully partner with other companies; realize future sales growth for its biopharmaceutical products; maintain sufficient intellectual property protection or positions; raise additional capital on acceptable terms; re-pay its outstanding convertible senior notes when due; and identify and complete transactions that represent strategic alternatives and opportunities. Many of these factors are more fully discussed, as are other factors, in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and Quarterly Report on Form 10-Q for the Quarter ended September 30, 2006 filed with the Securities and Exchange Commission.